EXHIBIT 10.19.1

NFC	National Financial Communications Corp.	Divisions: National Financial Network (NFN) OTC Financial Network (OFN)

SCHEDULE A- I

PAYMENT FOR SERVICES
AND REIMBURSEMENT OF EXPENSES

A. For the services to be rendered and performed by Company during the term of the Agreement, Client shall pay to Company the sum of $2,500 per month payable in cash and/or free-trading shares- If the Client decides to pay for the entire base fee with 100% shares vs. cash, the Client must also issue three months worth of base fees at the signing of this agreement in those shares. The amount of shares will be determined by the bid price at the date of this contract. The Company will keep an accounting of the sales of stock and deduct those net proceeds from the base fee per month owed. If those net proceeds exceed the monthly fee, the excess amount will be credited to the next month's monthly fee. If there are not enough dollars to cover the monthly fee, the Client will either pay additional shares or cover the deficit or the Client will pay the deficit in cash for that particular month.

**On September 6, 2006 National Financial Communications and Seawright Holdings, Inc. has agreed to amend the reimbursement schedule A-I to read:

Client shall pay to company the sum of $2500.00 per month in cash. The verbage regarding stock compensation has been struck from the original contract. NFC also acknowledges that as of this date no compensation has been received in the form of stock.

National Financial Communications Corp.

By:	/s/ Geoffrey Eiten	September 6, 2006
	Geoffrey Eiten, President	Date

Seawright Holdings. Inc.

By:	/s/ Joel Sens	September 6, 2006
	Joel Sens, CEO	Date

■ 300 Chestnut St., Suite 200, Needham, MA 02492 ■ Phone: 781-444-6100 ■ Fax: 701-444-6101 ■ Web: www.nationalfc.com